Exhibit 99 (a)

FOR RELEASE:	Friday, Jan. 7, 2005	CONTACT:	Karen Healy (248) 813-2529
David Bodkin (248) 813-2532
Claudia Baucus (248) 813-2942

DELPHI APPOINTS PRESIDENT AND C.O.O. & NEW VICE CHAIRMAN
Rodney O’Neal becomes first chief operating officer; Wohleen named vice chair.
Appointments to provide sharper focus, streamline operations and strengthen growth

     TROY, Mich. — Delphi Corporation (NYSE: DPH) announced today that its Board of Directors has approved the following appointments, effective immediately:

     Rodney O’Neal is named president and chief operating officer, with responsibility for Delphi’s three operating segments, its three regional operations, Global Supply Management and Sales and Marketing. O’Neal, 51, previously was president of the Dynamics, Propulsion, Thermal & Interior business sector of the company and the customer champion for the Ford Motor Company account. O’Neal also was named to the Delphi Board of Directors.

     The appointment marks the first time that a single officer other than founding chairman, CEO and President J. T. Battenberg III will be responsible for all of Delphi’s global business units. O’Neal will continue to report to Battenberg, who remains chairman and CEO and also chair of the Delphi Strategy Board, the company’s top policy-making group.

     David B. Wohleen is named to a new vice chairman position, with responsibility for several of Delphi’s major growth engines, including commercial vehicles, Delphi Medical Systems Corp., and Delphi’s research and development group. Wohleen, 54, also retains responsibility for the company’s largest commercial account, General Motors. He previously had been president of the Electrical, Electronics & Safety business sector of the company, including its Product & Service Solutions business unit, which transitions to O’Neal. Wohleen will continue to report to Battenberg.

     Donald L. Runkle, 59, who had been vice chairman, enterprise technologies, will consult with the management team on a transitional basis until his retirement later this year. He also had been the customer champion for commercial vehicles and DaimlerChrysler accounts, and a member of the Delphi Board of Directors.

     Battenberg praised Runkle for his long and distinguished career with Delphi and General Motors. “Don has been an important member of our leadership team, and one of the architects of our lean enterprise and cost reduction efforts. His technical acumen and his understanding of lean concepts have been important contributions to our success in both areas. I’m grateful for the part of his career that he spent with Delphi.”

     Alan S. Dawes, 50, remains vice chairman and chief financial officer, and will continue to report to Battenberg. His previous responsibility for Delphi’s Automotive Holdings Group transitions to O’Neal.

     Mark Weber, executive vice president, and Logan Robinson, vice president and general counsel, will continue to report to Battenberg, with their responsibilities unchanged.

-more-

     Battenberg said the appointments will bring sharper focus to the company’s growth, lean, and cost reduction efforts. “Rod will have responsibility for the operating performance of the company’s core business and our focus on becoming a truly global and lean enterprise,” Battenberg said. “Dave’s focus will be on specific areas where we are moving our technical capability into adjacent markets such as commercial vehicles and medical, and he will also oversee our advanced research and development for both automotive and other applications.”

     Reporting to O’Neal are:

Volker J. Barth, 57, president, Europe, Middle East and Africa;

James A. Bertrand, 47, president, Automotive Holdings Group, who also retains responsibility for coordinating customer satisfaction and quality initiatives.

Choon T. Chon, 58, president, Asia-Pacific.

Gabor Deák, 55, president, South America.

Guy C. Hachey, 48, president, Energy & Chassis. Hachey assumes responsibility for coordinating corporate-wide manufacturing initiatives.

Francisco A. (Frank) Ordoñez, 54, president, Product & Service Solutions.

Jeffrey J. Owens, 49, president, Electronics and Safety. Owens assumes responsibility for coordinating corporate-wide engineering initiatives, and retains oversight for corporate-wide program management.

Ronald M. Pirtle, 50, president, Thermal and Interior. Pirtle assumes responsibility for the DaimlerChrysler customer account, previously held by Runkle.

Robert J. Remenar, 49, president, Steering. Remenar assumes oversight for coordinating common initiatives across the company’s business lines.

James A. Spencer, 51, president, Delphi Packard Electric. Spencer assumes responsibility for the Ford Customer account, previously held by O’Neal.

R. David Nelson, 67, vice president, Global Supply Management; and

F. Timothy Richards, 50, vice president, Sales & Marketing.

     Battenberg said that while all of the operating units will report to O’Neal, the company will continue to report financials for three segments: Automotive Holdings; Dynamics, Propulsion, Thermal & Interior; and Electrical, Electronics & Safety. All other officer assignments and reporting relationships remain the same.

For more information about Delphi, and biographies and photos of these executives, visit Delphi’s Media Room at www.delphi.com/media.

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